Exhibit 99.1

Cycle Country Accessories Corp. Uncovers Misappropriation of Funds by Chairman of the Board; Chairman Admits to Misappropriation and Resigns

Spencer, Iowa—(BUSINESS WIRE)—Cycle Country Accessories Corp. (AMEX:ATC - News) announced that it has uncovered a misappropriation of funds by its Chairman of the Board of Directors, L. G. (Bob) Hancher, Jr.  Mr. Hancher had served on the Board of Directors of the Company since 2001.  The discovery occurred in connection with the audit of the Company’s financial statements for the period ending September 30, 2009.  Mr. Hancher admitted to the misappropriation and resigned from the Board.

In October 2008, Mr. Hancher recommended and undertook efforts to cause Cycle Country to repurchase some of its shares.  Mr. Hancher represented that he would handle the repurchases through an affiliated company and a company with whom he had worked with in the past.  At Mr. Hancher’s direction, the Company wired a total of $570,000 to these entities.

Subsequently, Mr. Hancher represented that he created an account in the Company’s name which purchased 747,250 shares of Cycle Country stock.  In connection with the audit for the fiscal year ending September 30, 2009, Cycle Country investigated the circumstances surrounding the stock repurchases and determined that it had not received satisfactory documentation and other evidence to conclude that the Company had, in fact, purchased such shares.  After being notified of irregularities discovered by the Company, Mr. Hancher wrote a letter to the Company resigning from the Board and acknowledging that he received the funds from the Company, but admitting that he did not use $400,000 of the funds to purchase Company stock.  In his letter, he stated no others had knowledge of or were involved in this misappropriation.

The Company further announced that due to this discovery, it will not be able to file its annual Form 10-K report on time and that it will need to restate its financial statements for the first three fiscal quarters of 2009.  The Company also disclosed that its previously issued financial statements for the first three quarters of fiscal 2009 should not be relied upon, and that there were errors in its financial statements due to the inclusion of an incorrect number of outstanding shares, which impacted the earnings per share data in its financial statements. The Company is also evaluating the impact on other areas in its financial statements for possible adjustments.  The Company has filed a Form 8-K with the Securities and Exchange Commission with respect to these matters.  The Company estimates that it can complete the filing of its Form 10-K, the restated quarterly financial statements and Form 10-Qs for the first three quarters of its fiscal year in approximately 60 to 90 days.

The Company is continuing its investigation of the facts surrounding the misappropriation and the use of funds in connection with the stock repurchases.  The Company intends to pursue all appropriate action to recover amounts due to it as a result of these events.

Robert Davis, the Company’s interim Chief Financial Officer stated that the Company has sufficient funds and liquidity and that the misappropriation will not adversely impact the Company’s financial structure, nor will it adversely affect the ongoing operations of the business.  “Since the cash used to fund the buy back was not needed for the Company’s operating cash needs, there has been no adverse impact on the Company’s ability to operate its business.  The Company is well capitalized and has sufficient revenues and liquidity to pay its suppliers and employees in the ordinary course.  This is not expected to have an adverse impact on the relationship we have with any of our suppliers or employees.”

The Company estimates that it had revenues of approximately $3,120,000 for the fourth quarter of 2009, as compared to reported revenues of $5,131,440 for the fourth quarter of 2008, and that it had a net loss of approximately $480,000 for the fourth quarter of 2009, as compared to a reported net loss of $954,359 for the fourth quarter of 2008, before taking into account the impact of the misappropriation.

“The circumstances surrounding the misappropriation of these funds are extremely disappointing,” said Jeffrey Tetzlaff, the Company’s President and CEO.  “The Company’s trust was violated.  However, I am pleased that the processes and management that we have in place uncovered the situation, and we will work diligently to recover the funds.  We have pledged our full and complete cooperation to the regulatory authorities involved in connection with any investigation of these matters.”

About Cycle Country Accessories Corporation

The Company is the recognized industry leader in the marketing, sales, design and manufacturing of custom fitting accessories for utility all-terrain vehicles (ATV’s), under the brand names of Cycle Country Accessories and Weekend Warrior. Products include snowplows, mowers, 3-point hitches and implements, storage, bed lifts, brush guards and more.

The Company also produces a line of specialty products for golf carts, lawn and garden equipment and motor sports vehicles under the brand name of Plazco.

Under the brand name of Perf-Form, the Company manufactures and distributes a broad line of high performance oil filters for motorcycles, ATV’s and watercraft.

In addition, the Company provides metal fabrication and contract manufacturing services through its Imdyne division.

www.cyclecountry.com	www.plazco.com	www.weekend-warrior.com
www.perf-form.com	ww.imdyne.com

This press release does not constitute an offer to sell or the solicitation of any offer to buy any securities of Cycle Country Accessories Corporation, nor shall there be any sale of any such security in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. Forward looking statements: This press release and other statements by Cycle Country may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for earnings and revenues, other future financial or business